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                         POWERTEL ANNOUNCES TRADING HALT


         EAST LANSING, MICHIGAN. WorldCall Corporation (FIK/A PowerTel USA, Inc.) announced today that it has requested a 2-4 weeks halt in the trading of its Class A Common Shares in order that the company can implement certain components of its Plan of Reorganization pertaining to changes in the number of shares of its Class A Common Stock and the changing of its name to WorldCall Corporation. On September 15, 1998, United States Bankruptcy Court for the District of Nevada confirmed the Plan of Reorganization as submitted by the Company. The Plan provided, among other things, for significant modifications with respect to the Company's equity structure.

         As part of the Plan, the Court voided all securities issued subsequent to May 3, 1996, except as to shareholders who complied with certain court ordered procedures to establish a claim with proof of valid consideration. "One important component of the Plan was the reinstatement of stock ownership to all shareholders of record as of May 3, 1996," said Richard Cascarilla, President of WorldCall.

         In addition to restoring ownership to shareholder of record on that date, the Plan rescinded a 1:6 reverse stock split affected in January, 1997, recognized the conversion of a large block of Class B Common Shares to Class A Common Stock, authorized the transfer of a large block of Class A Common Shares to 16 Bahamian corporations which will own 50.0% of the issued and outstanding Class A Common Shares after transfer, approved the purchase of DiegoTel, Inc. from Mr. David Wallace in exchange for up to 35.0% of the issued and outstanding Class A Common Shares of PowerTel, and authorized creditors to receive Class A Common Shares in lieu of monetary compensation for outstanding claims. The Plan also authorizes the company to amend its Articles of Incorporation in order to abolish the Series B Preferred Shares and to create a new class of preferred shares.

         The Company has requested that the National Association of Securities Dealers (NASD) halt the trading of its Class A Common Shares in order that it may implement certain portions of the Plan of Reorganization.

         During the trading halt, new share certificates will be issued to all shareholders of record and additional action taken in order to implement the Plan of Reorganization, including the filing of Amended Articles of Incorporation in the State of Delaware.

         The Company anticipates that trading will be suspended for a 2-4 week duration.

         The Company's Class A Common Shares are traded in the over-the counter market under the symbol "PTLUA."

         For additional information, contact:

                             Richard Cascarilla, President
                             WorldCall Corporation
                             321 W. Lake Lansing Road, Suite 100
                             East Lansing, Michigan 48823
                             (517) 366-0060